NEWS RELEASE
For release on or after: December 16, 2005
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“At the Heart of What Drives Your World.”	Dave Barta
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Curtis W. Stoelting Joins REGAL-BELOIT
CORPORATION’s Board of Directors

December 16, 2005 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE: RBC) announced today that Mr. Curtis W. Stoelting has joined the Company’s Board of Directors as a Class “B” Director.

Mr. Stoelting, 45, is currently the Chief Executive Officer of RC2 Corporation (NASDAQ: RCRC). RC2 is a leading designer, producer and marketer of innovative, high quality toys, collectibles and infant care products sold through multiple channels of distribution throughout North America, Europe, Australia and Asia Pacific.

Mr. Stoelting joined RC2 in 1994 as the Vice President of Finance and Operations. He served as an Executive Vice President from July 1998 until January 2003. He was named Chief Operating Officer in October 2000 and Chief Executive Officer in January 2003. Mr. Stoelting has an undergraduate degree in Accounting from the University of Illinois and is a Certified Public Accountant

“We are extremely excited about Mr. Stoelting’s addition to our Board,” stated James L. Packard, REGAL-BELOIT CORPORATION’s Executive Chairman. “Mr. Stoelting’s impressive experiences in the areas of business strategy, planning, acquisitions, and manufacturing and commercial operations in Asia will provide considerable perspective and guidance as we continue to execute our strategies to increase shareholder returns.”

About REGAL-BELOIT CORPORATION:

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America, and in Mexico, Europe and Asia.